Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-204739, 333-180163, 333-150014, and 333-120523 on Form S-8 of Costco Wholesale Corporation of our report dated June 26, 2026 appearing in this Annual Report on Form 11-K of Costco 401(k) Retirement Plan for the year ended December 31, 2025.
/s/ Crowe LLP
Oakbrook Terrace, Illinois
June 26, 2026